Exhibit 11

GBC BANCORP
Computation of Per Share Earnings
with Common Stock Options Outstanding
(Treasury Stock Method)

	2002		2001		2000

	Basic	Diluted	Basic	Diluted	Basic	Diluted

Average Shares Outstanding Common Stock	11,610,000	11,610,000	11,673,000	11,673,000	11,554,000	11,554,000
Common Stock Equivalents Stock Options	—	—	—	197,000	—	486,000
Assumed Repurchase of Treasury Shares	—	—	—	(122,000)	—	(227,000)
Average Common Stock and Common Stock Equivalent Shares Outstanding	11,610,000	11,610,000	11,673,000	11,748,000	11,554,000	11,813,000
(Loss)/Income before Cumulative Effect of a Change in Accounting Principle	$(5,790,000)	$(5,790,000)	$27,640,000	$27,640,000	$38,476,000	$38,476,000
Cumulative Effect of a Change in Accounting Principle	$—	$—	$4,962,000	$4,962,000	$—	$—
Net (Loss) / Income	$(5,790,000)	$(5,790,000)	$32,602,000	$32,602,000	$38,476,000	$38,476,000
(Loss)/Earnings Per Share:
(Loss)/Income before Cumulative Effect of a Change in Accounting Principle	$(0.50)	$(0.50)	$2.37	$2.36	$3.33	$3.26
Cumulative Effect of a Change in Accounting Principle	$—	$—	$0.42	$0.42	$—	$—
(Loss) / Earnings Per Share	$(0.50)	$(0.50)	$2.79	$2.78	$3.33	$3.26